Exhibit 99.1

GeoMet, Inc.
909 Fannin, Suite 3208
Houston, Texas 77010
NEWS RELEASE

GeoMet, Inc. Announces Second Quarter 2006 Results

Houston, Texas – August 9, 2006 - GeoMet, Inc. (NASDAQ: GMET) (“GeoMet” or the “Company”) today announced financial and operating results for the quarter and six months ended June 30, 2006. Performance highlights for the second quarter of 2006 as compared to the same period in 2005 include:

•	Average daily gas sales of 16.4 MMcf, up 38% over second quarter 2005 levels

•	Net income of $2.3 million, up 10% from the same period in 2005

•	Adjusted EBITDA of $5.1 million, up 52% from the same period in 2005

For the quarter ended June 30, 2006, GeoMet’s net income increased 10% to $2.3 million or $0.07 per fully diluted share, compared to $2.1 million, or $0.07 per fully diluted share, for the same period in 2005. EBITDA, defined as net income before net interest expense, other non-operating income or losses, income taxes and depreciation, depletion and amortization (a non-GAAP measure, see reconciliation of net income to EBITDA attached) was $6.4 million for the quarter as compared to $5.5 million in the same period of 2005. Adjusted EBITDA, defined as EBITDA before non-cash charges (a non-GAAP measure, see reconciliation of EBITDA to Adjusted EBITDA attached) for the quarter increased 52% to $5.1 million compared to $3.4 million for the prior year period. Net sales volumes for the quarter increased 38% to 1.5 Bcf compared to 1.1 Bcf for the same period in 2005. Average natural gas prices, adjusted for realized hedging gains or losses, were $7.10 per Mcf during the quarter versus $6.52 for the same period in 2005. Excluding the impact of hedging, average natural gas prices were $6.81 per Mcf during the quarter, unchanged from the prior year period. During the quarter, GeoMet recorded an unrealized gain from the change in the market value of its derivative contracts of $1.4 million compared to a $2.2 million unrealized gain for the same period in 2005. Capital expenditures incurred during the quarter were $23.6 million compared to $17.6 million for the prior year period.

For the six months ended June 30, 2006, GeoMet’s net income increased to $9.5 million or $0.28 per fully diluted share, compared to $0.4 million, or $0.01 per fully diluted share, for the same period in 2005. EBITDA of $21.9 million for the six months ended June 30, 2006, increased more than five fold from the $4.2 million in the prior year. Adjusted EBITDA of $11.7 million for the six months ended June 30, 2006 increased 70% as compared to $6.9 million for the same period in 2005. Net sales volumes for the six months ended June 30, 2006 increased 37% to 2.8 Bcf compared to 2.1 Bcf for the same period in 2005. Average natural gas prices, adjusted for realized hedging gains or losses, were $7.84 per Mcf during the six months ended June 30, 2006 versus $6.54 for the same period in 2005. Excluding the impact of hedging, average natural gas prices were $7.89 per Mcf during the six months ended June 30, 2006 versus $6.61 for the same period in 2005. During the six months ended June 30, 2006, GeoMet recorded an unrealized gain from the change in market value of its derivative contracts of $10.4 million compared to a $2.7 million unrealized loss for the prior year period. Capital expenditures incurred during the six months ended June 30, 2006 were $37.8 million compared to $35.3 million for the same period in 2005.

Commenting on the quarter, Darby Seré, Chairman, President and Chief Executive Officer of GeoMet stated, “We are very pleased with the continued improvement in the Company’s operations. The development drilling program in our two principal coalbed methane projects have resulted in significant increases in production.” Mr. Seré added, “Since the beginning of the year, GeoMet enhanced its capital, liquidity and financial flexibility through the sale of 2,317,023 primary shares of common stock in a private transaction in January and an additional 5,750,000 primary shares in our initial public offering completed in July. As a result of these transactions the Company received approximately $97.8 million in offering proceeds after offering expenses (including $17.5 million from the repayment of certain stockholder loans and from the exercise of stock options by certain employees). All of the proceeds were used to reduce outstanding borrowings under our bank credit facility and for general corporate purposes.”

Conference Call Information

GeoMet will hold its quarterly conference call to discuss second quarter 2006 results on Thursday, August 10, 2006 at 10:00 a.m. Central Time. To participate, dial (888) 571-8168 a few minutes before the call begins. Please reference GeoMet Inc. conference ID 4005153. The call will also be broadcast live over the Internet from the Company’s web site at www.geometinc.com. A replay of the conference call will be available approximately two hours after the end of the call until Thursday, August 17, 2006. To access the replay, dial (800) 642-1687 and reference conference ID 4005153. In addition, the web cast will also be archived on the Company’s web site.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 or ssmith@geometcbm.com or visit our website at www.geometinc.com.

Forward Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. GeoMet undertakes no duty to update or revise these forward looking statements.

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GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Total Revenues	$10,140	$7,563	$22,451	$14,070
Total production expenses	4,125	2,733	8,310	5,663
Depreciation, depletion and amortization	1,746	1,464	3,581	2,349
Research and development	29	319	98	320
General and administrative	1,436	804	2,456	1,556
Realized (gains) losses on derivative contracts	(439)	302	156	136
Unrealized (gains) losses on derivative contracts	(1,371)	(2,169)	(10,445)	2,670

Income From Operations	4,614	4,110	18,295	1,376
Other expenses & interest, net	(727)	(863)	(1,593)	(1,454)
Income tax expense (benefit)	(1,596)	(1,104)	(7,248)	1

Net income before minority interest, net of income tax	2,291	2,143	9,454	(77)
Minority interest, net of income tax	—	64	—	(442)

Net income	$2,291	$2,079	$9,454	$365

Earnings per share - basic	$0.07	$0.07	$0.29	$0.01
Earnings per share - diluted	$0.07	$0.07	$0.28	$0.01
Weighted average shares outstanding - basic	32,711	28,625	32,212	26,325
Weighted average shares outstanding - diluted:	33,702	29,447	33,297	26,896

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2006	December 31, 2005
Assets:
Current assets	$5,451	$9,829
Properties and equipment, net	276,587	236,649
Other assets	1,249	1,431

Total assets	$283,287	$247,909

Liabilities and stockholders’ equity
Current liabilities	$15,968	$17,197
Long-term debt	73,862	99,926
Other long-term liabilities	43,841	35,364

Total liabilities	133,671	152,487
Total stockholders’ equity	149,616	95,422

Total liabilities and stockholders’ equity	$283,287	$247,909

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2006	2005
Net cash provided by operating activities	$16,495	$8,608
Net cash used in investing activities	(34,508)	(35,813)
Net cash provided by financing activities	18,424	26,762
Effect of exchange rates changes on cash	(44)	(19)

Increase (decrease) in cash and cash equivalents	367	(462)
Cash and cash equivalents at beginning of period	616	3,014

Cash and cash equivalents at end of period	$983	$2,552

GEOMET, INC.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net Sales Volume
Total (Bcf)	1.5	1.1	2.8	2.1
Daily Average (Mcf)	16,363	11,831	15,721	11,452

Average natural gas price	$6.81	$6.81	$7.89	$6.61
Differential to NYMEX (1)	$0.03	$0.12	$0.07	$0.12
Average natural gas price - realized (2)	$7.10	$6.52	$7.84	$6.54

Expenses: ($ per Mcf)
Lease operating costs	$1.90	$1.68	$1.99	$1.88
Transportation costs	$0.38	$0.33	$0.37	$0.32
Compression costs	$0.33	$0.37	$0.38	$0.40
Production taxes	$0.16	$0.15	$0.18	$0.14

Total Production Costs	$2.77	$2.54	$2.92	$2.73

(1)	The difference between the average natural gas price for the period, before the impact of hedging, and the final average settlement price for natural gas contracts on the NewYork Mercantile Exchange (“NYMEX”) for each month during the applicable period weighted by gas sales volumes
(2)	Average realized price includes the effects of realized gains or losses on derivative contracts

GEOMET, INC.

NATURAL GAS PRODUCTION HEDGES

(Unaudited)

(As of August 10, 2006)

Period	Type	Volume MMBtu	Weighted Average Price per MMBtu
			Cap	Floor	Protection *
Summer 2006	3 Way Collar	1,476,000	$8.49	$7.00	$1.12
Winter 2006 / 2007	3 Way Collar	1,510,000	$11.02	$8.20	$1.50
Summer 2007	3 Way Collar	1,712,000	$10.50	$7.38	$1.63
Winter 2007 / 2008	3 Way Collar	1,216,000	$14.80	$9.00	$3.00
Summer 2008	3 Way Collar	1,712,000	$10.50	$7.00	$2.00

*	Protection is the difference between the floor price and the point where the floor phases out.

It remains a constant premium as prices decline below the point at which the floor phases out.

GEOMET, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net Income	$2,291	$2,079	$9,454	$365
Add: Interest expense, net of interest income and amounts capitalized	766	871	1,629	1,480
Less: Other (income) loss	(39)	(8)	(36)	(26)
Add (Deduct): Expense (benefit) for income taxes	1,596	1,104	7,248	(1)
Add: Depreciation, depletion and amortization	1,746	1,464	3,581	2,349

EBITDA	6,360	5,510	21,876	4,167

Add (Deduct): Unrealized losses (gains) on derivative contracts	(1,371)	(2,169)	(10,445)	2,670
Add: Stock based compensation	95	—	198	—
Add: Accretion expense	40	25	76	46

Adjusted EBITDA	$5,124	$3,366	$11,705	$6,883

The above table reconciles our net income to EBITDA and Adjusted EBITDA. EBITDA is defined as net income (loss) before deducting net interest expense, other non-operating income or losses, income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adding back the effects of non-cash charges including unrealized gains or losses resulting from the change in the market value of open derivative contracts, stock based compensation and accretion of asset retirement obligations. EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principals (GAAP) and should not be considered as an alternative to GAAP measures such as net income, operating income, or any other GAAP measures of liquidity or financial performance. Management believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating GeoMet because it is a indicator of the Company’s ability to generate cash to fund its exploration and development activities and analysts use this information to compare and evaluate companies in the oil and gas exploration and production industry.